Exhibit 19.2
Rule 10b5-1 Plan Policy
1.Purpose

To be read in conjunction with the Company’s Insider Trading Policy (the “Insider Trading Policy”). Terms used in this Rule 10b5-1 Plan Policy and not otherwise defined have the meanings set forth in the Insider Trading Policy. Unless the context otherwise requires, references to the “Company” in this Policy refer to the Company, Premier Healthcare Solutions, Inc., Premier Healthcare Alliance, L.P., and their respective subsidiaries.

2.Scope

Applies to all to all directors, officers and employees of the Company as well as contractors or consultants designated as being covered from time to time. Every director, officer and employee of the Company and other designated covered individuals must read and retain this Policy. Unless the context otherwise requires, references to the “Company” in this Policy refer to the Company, Premier Healthcare Alliance, L.P. and their respective subsidiaries.

3.Definitions

Executive Team – The Company’s Chief Executive Officer, all of the Company’s other executive officers (those officers of the Company who are required by Section 16 of the Exchange Act to file reports on their transactions in the Company’s securities), as well as all other individuals on the Company’s executive leadership team from time to time.

Material Amendment or Modification – Includes, without limitation, any change to the amount, price or timing of the purchase or sale of securities (or change to a formula, algorithm or computer program that affect those terms).

Rule 10b5-1(c) under the Exchange Act – Provides an affirmative defense against allegations of insider trading. This affirmative defense is often referred to as a “safe harbor” from such allegations. The Rule 10b5-1(c) safe harbor is available to the Company’s employees, officers and directors who make trades pursuant to a trading “plan” that meets the requirements of the rule. A plan that meets the requirements of the Rule 10b5-1(c) safe harbor is referred to herein as a “Rule 10b5-1 Plan.” Rule 10b5-1 Plans may be used for purchases, sales, gifts or other transfers of securities.

POLICY

1.The Insider Trading Policy provides that covered persons may use Rule 10b5-1 Plans to transact in Company securities and transactions under such plans are exempt from certain requirements of the Insider Trading Policy.

2.As specified below, this Policy requires that certain covered persons must use Rule 10b5-1 Plans to conduct market transactions in Company securities, other than excepted transactions.
2.1.All Rule 10b5-1 Plans entered into by a covered person (and any amendment to, modification of, or termination of such a Rule 10b5-1 Plan) must comply with Rule 10b5-1 (including any amendment thereof).
2.2.In addition, all Rule 10b5-1 Plans entered into by covered persons from and after the adoption of this Policy (and any amendment to, modification of, or termination of any covered person’s Rule 10b5-1 Plan from and after such adoption, regardless of when the Rule 10b5-1 Plan was entered into) must meet the requirements of this Policy, except to the extent that this Policy is inconsistent with Rule 10b5-1 as it may be amended from time to time.

3.The Company has adopted this Policy in light of the current requirements of Rule 10b5-1 to promote compliance with that rule and to enable the Company’s efficient administration of Rule 10b5-1 Trading Plans.

4.However, at all times it remains a covered person’s responsibility to comply with laws and regulations relating to their transactions in Company securities, including any future changes that may be made to Rule 10b5-1.

Required Use of Rule 10b5-1 Plans

5.Members of the Company’s Board of Directors and the executive team are prohibited from buying or selling Company securities in the public market except pursuant to a compliant Rule 10b5-1 Plan or any Excepted Transaction.

Plan and Approval

6.Each Rule 10b5-1 Plan proposed to be entered into by a covered person must be approved in writing by the General Counsel or his/her designee prior to its effectiveness.
6.1.The Rule 10b5-1 Plan must be in writing and signed by the covered person.
6.2.The Rule 10b5-1 Plan must include a written representation by the covered person that the individual is not aware of any material nonpublic information concerning the Company and that he/she is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 of the Exchange Act.
6.3.The Company keeps a copy of each Rule 10b5-1 Plan in its files.

Timing of Plan

7.Each Rule 10b5-1 Plan used by a covered person must be adopted (a) when the trading window for the covered person is open under the Insider Trading Policy, if applicable, and (b) when the covered person does not otherwise possess material nonpublic information about the Company.

Timing of Plan Amendment and Modification; Termination of Plans

8.Rule 10b5-1 Plans may be amended or modified only: (a) when the trading window for the covered person is open under the Insider Trading Policy, if applicable; (b) when the covered person does not possess material nonpublic information about the Company; and (c) with the written approval of the General Counsel or his/her designee.

9.The Company must be promptly notified of any Rule 10b5-1 Plan termination.

Delayed Effectiveness of Adoption or Amendment/Modification

10.Each Rule 10b5-1 Plan used by a covered person must include a “cooling off’ period prior to the first trade under the plan, described below.
10.1.The “cooling off” period becomes applicable again to the same Rule 10b5-1 Plan if there is any material amendment or modification of that plan.

11.For executive officers and directors, the Rule 10b5-1 Plan must provide that the first transaction executed pursuant to the Rule 10b5-1 Plan may not occur until the later of (i) the 90th day after adoption or material amendment or modification of the plan and (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, amended or modified.
11.1.With respect to the period described in clause (ii), the required cooling off period need not exceed 120 days.

12.For covered persons who are not executive officers or directors, the Rule 10b5-1 Plan must provide that the first transaction executed pursuant to the Rule 10b5-1 Plan may not occur until thirty (30) days following the adoption or material amendment or modification of the Rule 10b5-1 Plan, as applicable.

Relationships with Plan Broker/Administrator; No Subsequent Influence

13.Each Rule 10b5-1 Plan used by a covered person must provide that the covered person may not communicate any material nonpublic information about the Company to the broker or other third party administering the plan or attempt to influence how the broker or such party executes (or exercises its discretion in executing) orders or other transactions under the Rule 10b5-1 Plan in any way.

Plan Specifications; Discretion Regarding Transactions Under the Plan

14.The Rule 10b5-1 Plan must authorize the broker or other third party administering the plan to effect the transactions called for by the plan without any control or influence by the covered person.

15.The Rule 10b5-1 Plan must specify the material parameters for the transactions to be effected under the plan. For example, for a plan that will provide for the purchase or sale of stock, the plan must specify the amount of stock to be purchased or sold during specified time periods and the price at which such stock is to be purchased or sold, or the plan may specify or set an objective formula (e.g., stock price thresholds) for determining the price and amount of stock to be purchased or sold during specified time periods.

16.The Company may require that the specified time periods contained in a covered person’s Rule 10b5-1 Plan during which sales could occur shall not coincide with the specified time periods in similar Rule 10b5-1 Plans adopted by other insiders (e.g., to avoid a particular part of a quarter when earnings will be released), or make other arrangements (such as sale volume limitations) to avoid a large number of sales occurring simultaneously or to comply with any required Company policy regarding stock ownership.

Only One Plan in Effect at Any Time

17.Unless otherwise approved by the Company’s General Counsel or his/her designee in situations where having multiple plans in place at one time is permissible under the provisions of Rule 10b5-1, a covered person may have only one Rule 10b5-1 Plan in effect at any time.
17.1.However, a covered person may adopt a new Rule 10b5-1 Plan to replace an existing Rule 10b5-1 Plan before the scheduled termination date of such existing Rule 10b5-1 Plan so long as the new Rule 10b5-1 Plan does not become effective prior to the completion of expiration of transactions under the existing Rule 10b5-1 Plan, in all cases consistent with Rule 10b5-1, and the new Rule 10b5-1 Plan must comply with the cooling off period and other requirements of this Policy.
17.2.In addition, a covered person may have in place an additional Rule 10b5-1 Plan in connection with sell-to-cover transactions as necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award from the Company such as restricted stock, restricted stock units or stock appreciation rights and where the covered person does not control the timing of such sales.

Limitations on Single Trade Plans

18.During any 12-month period, a covered person may only enter into one Rule 10b5-1 Plan that is designed to effect the purchase or sale or other transfer of the total amount of the Company’s securities covered by the Rule 10b5-1 Plan in a single transaction; provided, however, a covered person may have in place an additional non-concurrent single-trade Rule 10b5-1 Plan during this same 12-month period in connection with sell-to-cover transactions as necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award from the Company such as restricted stock, restricted stock units or stock appreciation rights and where the covered person does not control the timing of such sales.

Suspensions

19.Each Rule 10b5-1 Plan used by a covered person must provide for suspension of transactions under such plan if legal, regulatory, or contractual restrictions are imposed on the covered person, or other events occur, that would prohibit transactions under such plan.

Compliance with Rule 144

20.Executive officers and directors are responsible for compliance with Rule 144 under the Securities Act of 1933, as amended, including the filing of Form 144, as relating to their Rule 10b5-1 Plans.

Approved Brokers; Broker Obligation to Provide Notice of Trades

21.Rule 10b5-1 Plans must be entered into with brokers that are approved by the General Counsel or his/her designee, which he/she may accept or reject in his/her sole discretion based on factors he/she considers relevant, and which may include, without limitation, whether the form of Rule 10b5-1 Plan used by the broker is compliant with the applicable SEC rules and the terms of this Policy, and whether the broker processes and procedures are compliant with this Policy and consistent with the Company’s processes and procedures relating to the execution, recording and reporting of securities transactions.

22.Without limitation of the foregoing, executive officers and directors are responsible for ensuring that their broker will provide notice of any transactions under the Rule 10b5-1 Plan to the covered person and the Company promptly after close of trading markets on the day of the transaction.

Insider Obligation to Make Exchange Act Filings

23.Covered persons are responsible for making all filings required by the Exchange Act to report transactions under Rule 10b5-1 Plans.

Required Footnote Disclosure

24.Executive officers and directors must footnote all trades disclosed on Form 144 and comply with any checkbox requirement on Form 4 to indicate that the trades were made pursuant to a Rule 10b5-1 Plan.

Where to Go with Questions and Concerns

Contact the General Counsel with questions or concerns about this Policy.